          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  / /
Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            American Stores Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                            American Stores Company
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: $125.00

     2) Form, Schedule or Registration Statement No.: Pre 14A

     3) Filing Party: Registrant

     4) Date Filed: April 11, 1994

                                     [LOGO]

                            AMERICAN STORES COMPANY
               709 EAST SOUTH TEMPLE, SALT LAKE CITY, UTAH 84102
                P.O. BOX 27447, SALT LAKE CITY, UTAH 84127-0447

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Stores Company, a Delaware corporation, will be held at the Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah on Tuesday, June 21, 1994 at 10:00 a.m., local time, for the following purposes:

     1. To elect five Class I Directors of the Company to serve for a term of three years;

     2. To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 200,000,000 to 325,000,000;

     3. To ratify the appointment of Ernst & Young as independent certified public accountants for fiscal year 1994; and

     4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on April 25, 1994 will be entitled to notice of and to vote at the meeting and at any adjournment thereof.

     You are cordially invited to attend the Annual Meeting. No admission ticket or other credentials will be necessary. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, HAS BEEN PROVIDED FOR YOUR USE.

                                          JACK LUNT
                                          Secretary
April 29, 1994

                            AMERICAN STORES COMPANY
               709 EAST SOUTH TEMPLE, SALT LAKE CITY, UTAH 84102
                P.O. BOX 27447, SALT LAKE CITY, UTAH 84127-0447

                                PROXY STATEMENT

     The solicitation of the proxy enclosed with this statement is made by and on behalf of the Board of Directors of American Stores Company (the "Company") for use at the 1994 Annual Meeting of Shareholders of the Company to be held on Tuesday, June 21, 1994 at 10:00 a.m. local time, at the Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah and at any postponements or adjournments thereof. It is anticipated that this Proxy Statement, together with the form of proxy and the Company's 1993 Annual Report to Shareholders, will first be mailed on or about April 29, 1994. Each holder of record of shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), on April 25, 1994, the record date, is entitled to one vote for each share so held. The number of outstanding shares of Common Stock of the Company as of the record date is 142,727,318 (after giving effect to the two-for-one stock split effective April 7, 1994). A complete list of the shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's corporate headquarters located at 709 East South Temple, Salt Lake City, Utah. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Shares represented by properly executed proxies in the accompanying form will be voted as directed. If no direction is given, proxies will be voted FOR the Election of Directors, FOR the amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock, and FOR the ratification of the appointment of Ernst & Young as Independent Certified Public Accountants.

PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides for a Board of not less than 5 nor more than 20 directors, the exact number to be fixed by the Board of Directors. The Board has currently fixed that number at fifteen, effective June 22, 1993. The Board is divided into three classes, with one class elected at each annual meeting to serve for a term of three years. The Board of Directors has nominated five individuals to be elected in 1994, as Class I directors, each to serve until the annual meeting to be held in 1997 and until their respective successors have been duly elected and qualified. All of the nominees are currently directors of the Company. Only the five members of Class I are to be elected at the 1994 Annual Meeting. Directors are elected by plurality vote. Proxies will be voted in favor of the election of each of the nominees named below unless otherwise directed. If any of the nominees should be unable to serve, proxies will be voted for such person, if any, as may be designated by the Board of Directors to fill any such vacancy. The information provided below for each director or nominee for election as a director is provided as of March 1, 1994.

INFORMATION REGARDING THE NOMINEES STANDING FOR ELECTION IN 1994 AS CLASS I DIRECTORS

                                                                                 DIRECTOR
        NAME              PRINCIPAL OCCUPATION AND OTHER INFORMATION     AGE      SINCE
- --------------------     --------------------------------------------    ---     --------
Class I Directors Whose Terms of Office will Continue Until 1997 if Elected

Fernando R. Gumucio      Retired. Former Chairman of the Board and       59        1991
                         Chief Executive Officer of Del Monte USA
                         from 1987 to 1988 and President from 1985 to
                         1987. Director of Basic American Foods
                         Corporation and Bay View Federal Savings, a
                         California savings and loan company.
Leon G. Harmon           Retired. Member of the Executive Board and      68        1982
                         former President and Chief Executive Officer
                         of First Interstate Bank of Utah, N.A. for
                         more than five years.
John E. Masline          Retired. Former Senior Partner, Ernst &         66        1988
                         Young from 1967 to October 1986.
L. S. Skaggs             Chairman of the Board of the Company since      70        1950
                         1962. President of the Company from February
                         1987 to September 1988.
Arthur K. Smith          President of the University of Utah since       56        1992
                         August 1991. Executive Vice President and
                         Provost of the University of South Carolina
                         from 1988 through August 1991. Director of
                         First Security Corp.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

INFORMATION REGARDING DIRECTORS WHO ARE NOT NOMINEES FOR ELECTION AND WHOSE TERMS CONTINUE BEYOND 1994

                                                                                 DIRECTOR
        NAME              PRINCIPAL OCCUPATION AND OTHER INFORMATION     AGE      SINCE
- --------------------     --------------------------------------------    ---     --------
Class II Directors Whose Terms of Office Continue Until 1995

Arden B. Engebretsen     Chairman of the Board of Herpak Limited, an     62        1988
                         international financial consulting firm,
                         since January 1991. Vice Chairman of the
                         Board of Hercules Incorporated from March
                         1987 to January 1991. Chief Financial
                         Officer of Hercules Incorporated from 1978
                         to January 1991. Director of Mellon Bank
                         Delaware. Member of Corporate Finance
                         Committee of Financial Executives Institute.
                         Member, National Advisory Council,
                         University of Utah. Trustee, Financial
                         Accounting Foundation.
James B. Fisher          Retired. Former President and Director of J.    62        1988
                         G. Boswell Company, an agricultural
                         production, processing and marketing
                         company, from 1980 to September 1984.
Victor L. Lund           Chief Executive Officer and President of the    46        1988
                         Company since August 1992; Co-Chief
                         Executive Officer from March 1992 to August
                         1992; Chief Financial and Administrative
                         Officer from February 1989 to March 1992.
                         Vice Chairman of the Board of the Company
                         from September 1988 to August 1992.

                                                                                 DIRECTOR
        NAME              PRINCIPAL OCCUPATION AND OTHER INFORMATION     AGE      SINCE
- --------------------     --------------------------------------------    ---     --------
Class II Directors Whose Terms of Office Continue Until 1995 (Continued)

L. Tom Perry             Member of the Council of the Twelve Apostles    71        1980
                         of The Church of Jesus Christ of Latter-day
                         Saints, Salt Lake City, Utah for more than
                         five years prior to the date hereof.
                         Chairman of the Board of ZCMI, Inc. and
                         Director of Zions First National Bank.
J. L. Scott              Retired. Former Co-Chief Executive Officer      64        1987
                         of the Company from March 1992 to August
                         1992 and President from September 1990 to
                         August 1992. Chief Executive Officer from
                         February 1989 to March 1992; Vice Chairman
                         of the Board of the Company from September
                         1987 to June 1990. Director of TJ
                         International.

Class III Directors Whose Terms of Office Continue Until 1996

Henry I. Bryant          Managing Director of the Financial              51        1992
                         Institutions Group in the Corporate Finance
                         Unit of J. P. Morgan & Co. Incorporated, an
                         investment banking firm, since July 1992;
                         prior thereto, Managing Director, Corporate
                         Finance, Western Region for more than five
                         years. Director of J. P. Morgan California
                         from 1990 to 1992.
Louis H. Callister       Chairman of the Board and Senior Partner in     58        1985
                         the law firm of Callister, Duncan & Nebeker,
                         P.C., Salt Lake City, Utah for more than
                         five years. Vice Chairman, University of
                         Utah Board of Trustees. Member, Board of
                         Trustees of the Economic Development
                         Corporation of Utah.
Michael T. Miller        President and Executive Director of the         53        1992
                         ALSAM Foundation, a private charitable
                         foundation, since July 1992. Chief Executive
                         Officer and President of Jewel Osco
                         Southwest, Inc., a subsidiary of the
                         Company, from June 1991 through June 1992;
                         Chief Executive Officer and President of
                         Alpha Beta Company, a former subsidiary of
                         the Company, from October 1990 through May
                         1991; Senior Vice President Governmental
                         Relations of the Company from February 1989
                         to October 1990.
Barbara Scott            Retired. Former Senior Vice President and       69        1985
  Preiskel               General Counsel of the Motion Picture
                         Association of America, a trade association,
                         from 1977 to March 1983. Director of General
                         Electric Company, Massachusetts Mutual Life
                         Insurance Co., Textron, Inc. and The
                         Washington Post Co.
Aline W. Skaggs          Member, Salt Lake City Airport Authority        68        1981
                         from January 1986 until January 1989.
                         Member, National Advisory Council,
                         University of Utah, Member, Health Sciences
                         Council, University of Utah, and civic
                         leader. Aline W. Skaggs is the wife of L. S.
                         Skaggs, Chairman of the Board of the
                         Company.

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth, as of January 29, 1994, the number of shares of the Company's Common Stock owned by directors (including nominees for director), the five executive officers named in the Summary Compensation Table on page 8 hereof, and by all executive officers and directors as a group. The information set forth below also includes the number of shares of the Company's Common Stock owned by each person known to the Company to be a beneficial owner of more than five percent of such stock as of January 29, 1994.

                                                NUMBER OF SHARES            PERCENT OF SHARES
                     NAME(1)                BENEFICIALLY OWNED(2)(3)     BENEFICIALLY OWNED(2)(4)
        ----------------------------------  ------------------------     ------------------------
        Scott Bergeson....................            146,432                   *
        Henry I. Bryant...................              3,000                   *
        Louis H. Callister................             31,800                   *
        Lawrence A. Del Santo.............            301,306                   *
        Arden B. Engebretsen..............             27,200                   *
        James B. Fisher...................             23,936                   *
        Fernando R. Gumucio...............             20,400                   *
        Leon G. Harmon....................             40,400                   *
        Victor L. Lund....................            516,446                   *
        David L. Maher....................            256,420                   *
        John E. Masline...................             24,000                   *
        Michael T. Miller.................             77,568                   *
        L. Tom Perry......................              1,200                   *
        Barbara Scott Preiskel............             21,400                   *
        J. L. Scott.......................            102,436                   *
        Aline W. Skaggs...................            185,452                   *
        L. S. Skaggs......................         24,818,960                 17.42%
        Arthur K. Smith...................             20,000                   *
        All directors and executive
          officers as a group
          (30 persons)....................         27,356,854                 19.20%
        Fayez S. Sarofim (5)..............          9,466,998                  6.64%

- ---------------

 *  Does not exceed one percent of the outstanding shares.

(1) Correspondence to all officers and directors of the Company may be mailed to 709 East South Temple, Salt Lake City, Utah 84102. The address of Fayez S. Sarofim is Two Houston Center, Suite 2907, Houston, Texas 77010.

(2) On March 21, 1994, the Board of Directors of the Company approved a two-for-one stock split, effected in the form of a 100% stock dividend paid on April 21, 1994 to shareholders of record on April 7, 1994. All share and per share amounts set forth in the proxy statement reflect such two-for-one stock split.

(3) These totals include, pursuant to rules of the Securities and Exchange Commission (the "SEC"), shares as to which sole or shared voting power or sole or shared dispositive power is possessed. These totals also include:
    (i) the indicated number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days: Mr. Bergeson -- 40,560; Mr. Del Santo -- 60,568; Mr. Lund -- 5,876; Mr.
    Maher -- 2,264, Mr. Skaggs -- 0; all directors and executive officers as a group (30 persons) -- 266,360; and (ii) the following number of shares of Common Stock that could be allocated to the American Stores Retirement Estates accounts of such persons for voting purposes on December 31, 1993:
    Mr. Bergeson -- 0; Mr. Del Santo -- 0; Mr. Lund -- 0; Mr. Maher -- 7,588; Mr. Skaggs -- 169,000; all directors and executive officers as a group (30 persons) -- 240,910.

(4) On January 29, 1994, there were 142,503,702 shares of Common Stock issued and outstanding, after giving effect to the two-for-one stock split.

(5) Based upon information contained in a Schedule 13G filed with the SEC, as of December 31, 1993, Mr. Sarofim may be deemed to be the beneficial owner of 9,466,998 shares of Common Stock. Of such shares, Mr. Sarofim has sole voting or dispositive power as to 200,000 shares and shared voting or dispositive power as to 9,266,998 shares. All of the securities that are not subject to sole voting and dispositive power are held in accounts managed by Fayez Sarofim & Co. (of which Mr. Sarofim is the majority shareholder) or by its wholly-owned subsidiary, Sarofim Trust Co., except for 6,200 shares which are held in trust with respect to which Mr. Sarofim is one of several trustees.

     Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all forms filed by them. To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the fiscal year ended January 29, 1994, its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act complied with the applicable filing requirements of Section 16(a).

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held a total of six meetings during fiscal year 1993. The Board had as standing committees on April 1, 1994, an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Finance Committee and a Nominating Committee.

     The Audit Committee is composed of eight directors who are not full-time employees of the Company. It recommends to the Board the selection of the independent certified public accountants for the Company, subject to ratification by the shareholders at the Annual Meeting; reviews the audit activities of the independent certified public accountants and the Company's internal audit staff, the scope of non-audit functions to be performed by the independent certified public accountants and the financial and accounting control policies and practices of the Company; reviews related party transactions; and periodically meets with the independent certified public accountants, internal audit staff and management. There were four Audit Committee meetings held in fiscal year 1993. Its current members are: John E. Masline (Chairperson), Henry I. Bryant, Arden B. Engebretsen, James B. Fisher, Fernando R. Gumucio, Michael T. Miller, L. Tom Perry and J. L. Scott.

     The Compensation and Stock Option Committee is composed of seven non-employee directors. It is responsible for administering the Company's stock option plans and for setting compensation of officers and directors. Four meetings of the Compensation and Stock Option Committee were held in fiscal year 1993. Its current members are: Leon G. Harmon (Chairperson), Henry I. Bryant, Louis H. Callister, Arden B. Engebretsen, James B. Fisher, L. Tom Perry and Barbara S. Preiskel.

     The Executive Committee is composed of seven directors. It has authority to act for the Board on most matters during intervals between Board meetings. The Executive Committee did not meet in fiscal year 1993. Its current members are:
Leon G. Harmon (Chairperson), Louis H. Callister, Victor L. Lund, L. Tom Perry, Aline W. Skaggs, L. S. Skaggs and Arthur K. Smith.

     The Finance Committee is composed of seven directors. Its duties are to evaluate the Company's financial planning, including the annual capital budget and periodic financial forecasts, and to review and make recommendations on matters related to the Company's financial requirements, resources and policies. There were five meetings of the Finance Committee held in fiscal year 1993. The current members of the Finance Committee are: L. Tom Perry (Chairperson), Leon
G. Harmon, Victor L. Lund, John E. Masline, J. L. Scott, L. S. Skaggs and Arthur
K. Smith.

     The Nominating Committee is composed of six directors who are not full-time employees of the Company. This Committee recommends persons to the Board of Directors to be nominated for election to the

Board of Directors and for election as officers of the Company. The Nominating Committee has no established procedure for consideration of persons recommended by shareholders. The Nominating Committee held four meetings in fiscal year 1993. Its current members are: Barbara S. Preiskel (Chairperson), Louis H. Callister, Fernando R. Gumucio, Leon G. Harmon, Michael T. Miller and Aline W. Skaggs.

     During fiscal year 1993, no director attended less than 75% of the aggregate number of meetings of the Board of Directors and Committees on which he or she served.

     In addition to the foregoing committees of the Board of Directors, the Company has a Benefit Plans Committee composed of one employee director (Victor
L. Lund) and five members of management. The members of the Committee are appointed by the Board of Directors. This Committee is responsible for the administration, funding, investment of assets, interpretation and management of all benefit plans of the Company other than its stock purchase and stock option plans and the annual and LTIP bonus plans. The Benefit Plans Committee held nine meetings in fiscal year 1993.

     The Investment Management Subcommittee is composed of four directors, three members of management and two other individuals. This Subcommittee acts as an advisor to the Benefit Plans Committee on matters relating to benefit plan fund structure, asset allocation, investment manager selection and evaluation of investment manager performance. The Subcommittee has authority to make recommendations to the Benefit Plans Committee. The Investment Management Subcommittee held two meetings in fiscal year 1993. The following directors are current members of the Committee: Leon G. Harmon, Victor L. Lund, John E. Masline and Michael T. Miller.

     At its March 22, 1994 meeting, the Board discussed the advisability of meeting more frequently and on making decisions as a whole that were previously referred first to a Board Committee. The discussions included the possibility of eliminating the Nominating and the Finance Committees, but leaving intact the Executive Committee and the independent Audit and Compensation and Stock Option Committees. It is anticipated that the Board will determine whether this course of action is advisable at its June 21, 1994 meeting.

DIRECTORS' COMPENSATION

     Directors who are active, full-time employees of the Company or one of its subsidiaries receive no additional compensation as directors. All other directors receive an annual retainer fee of $30,000, plus an additional $1,000 for each Board meeting attended. Members of the Audit, the Compensation and Stock Option, and the Nominating Committees receive a fee of $1,000 for each Committee meeting attended, with the Chairpersons of the Audit, the Compensation and Stock Option, the Executive and the Finance Committees receiving an additional $8,000 per year for serving as Chairpersons. The Nominating Committee Chairperson receives an additional $4,000 per year. Non-employee members of the Finance Committee receive an annual fee of $7,500. All non-employee members of the Executive Committee receive an annual fee of $10,000 per year. No additional fees are paid for attendance at Finance or Executive Committee meetings. Members of the Investment Management Subcommittee who are not active, full-time employees of the Company or one of its subsidiaries are paid $5,000 for each meeting attended.

     As noted above, at its March 22, 1994 meeting, the Board discussed the advisability of meeting more frequently and of making decisions as a whole that were previously referred first to a Board Committee. In light of these contemplated changes, the Board also considered the advisability of revising its compensation for directors who are not active, full-time employees of the Company by eliminating fees paid for attendance at Board and Committee meetings or for serving as a member of a Board Committee or as a Chairperson of any Board Committee, and increasing the annual retainer fee from $30,000 to $80,000. It is anticipated that the Board will determine the advisability of revising the Directors' compensation at its June 21, 1994 meeting.

     Directors who are not active, full-time employees of the Company or one of its subsidiaries are eligible to participate in a deferred compensation plan which permits each director to elect that a portion or all of the compensation earned by the director for service on the Board and its committees be deferred until the period subsequent to the termination of the director's service on the Board. Any amounts so deferred earn interest during the period of the deferral at a stated fluctuating rate.

     Directors who are not active, full-time employees of the Company or one of its subsidiaries and their spouses are eligible and encouraged to participate in the Scripps Executive Health Program that is available to certain key executive officers of the Company and its subsidiaries. The program consists of a comprehensive physical evaluation, private consultations covering exercise, nutrition and stress management, and attendance at a seminar covering various topics. The frequency of the examination is generally based on the director's age. The cost of the examination, including travel and hotel expenses, is paid by the Company.

     On February 1, 1989 the Board adopted the American Stores Company Retirement Plan for Non-Employee Directors (the "NED Plan"). Under the NED Plan, non-employee directors are eligible for a retirement benefit if they retire from the Board (i) between the ages of 65 and 71 and have served on the Board for at least ten years, or (ii) at or after age 71 and have served on the Board for at least five years. An eligible non-employee director who retires from the Board is entitled to receive for the remainder of his or her life, annual compensation equal to the annual retainer fees the director received in the year just prior to retiring. A non-employee director who becomes permanently and totally disabled, or who retires from the Board between the ages of 65 and 71 and has served less than ten years, or who retires from the Board after the age of 71 and has less than five years of service, is entitled to annual compensation equal to the annual retainer fees the director received just prior to retiring for the same number of years and months the director served on the Board prior to retirement. A retired non-employee director receiving payments under the NED Plan is considered a Director Emeritus, must remain available on a reasonable basis to consult with the Company and may not engage in any activity in competition with the Company. All benefit payments under the NED Plan terminate upon the death of the retired non-employee director. The NED Plan is administered by the Benefit Plans Committee of the Company.

     During 1992, the Company's shareholders approved the Board of Directors Stock Purchase Incentive Plan (the "Director Plan"). All members of the Board of Directors who are not officers or employees of the Company or its subsidiaries, or the spouses of officers or employees, and who are younger than 69 years of age, are eligible to participate in the Director Plan (the "Eligible Directors"). Under the Director Plan, Eligible Directors are granted rights to purchase up to 20,000 shares of the Company's Common Stock on a specified date at the average market price of the Common Stock on such date. Eligible Directors also receive from the Company a full-recourse, interest-bearing loan for the entire purchase price of the Common Stock, and a deferred cash incentive award which is generally payable at the end of a five-year performance cycle. A description of the deferred cash incentive award under a similar plan for executive officers is included in the Compensation Committee's report on executive compensation and can be found on page 13 of this proxy statement. The Director Plan provides that the loans will have an eight-year term and will accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended) for eight-year loans on the purchase date, compounded annually. Interest on the loans is payable during the first five years at the rate of two percent per annum on the original principal amount of the loan (which rate was approximately equal to the dividend yield on the Common Stock at the time the Director Plan was approved). The Director Plan provides that the proceeds of the deferred cash incentives be applied to prepay the loans. Following such prepayment, the balance of the loans at the end of the five-year performance cycle, together with accrued and unpaid interest thereon, will be payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. The payment of the loan will be accelerated if a director's service is terminated during the performance cycle for any reason other than retirement, and the loan will generally become due on the 120th day after termination of service. In the event of retirement, the loan must be repaid over a three-year period following retirement. The loan may also be prepaid at any time at the director's option. On June 16, 1992, the following directors each exercised purchase awards for 20,000 shares of the Company's Common Stock and each received from the Company a loan with an interest rate of 7.04% in the amount of $348,750.00: Messrs. Callister, Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs. Preiskel. On December 30, 1992, Messrs. Bryant and Smith exercised purchase awards and received loans with an interest rate of 6.15% in the indicated amounts: Mr. Bryant -- 3,000 shares, $65,343.75; and Mr. Smith -- 20,000 shares, $435,625.00. As of January
29, 1994, the aggregate
outstanding balance of loans made pursuant to the Director Plan was $3,200,870, which includes accrued, unpaid interest, and which sum is the largest aggregate amount outstanding during the fiscal year. At the end of the Company's 1993 fiscal year, all of the directors who are participants in the Director Plan were vested in 7 1/2% of the service award component of the deferred cash incentive award, the dollar amount of which is as follows: Messrs. Callister, Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs. Preiskel -- $27,475; Mr.
Smith -- $34,028; and Mr. Bryant -- $5,104.

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company to the Chief Executive Officer and the four other most highly compensated executive officers at January 29, 1994 for services performed by such individuals for all capacities in which they served during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                             COMPENSATION(1)
                                                                            ------------------
                                              ANNUAL COMPENSATION(1)         AWARDS    PAYOUTS
            NAME AND                     --------------------------------   --------   -------
       PRINCIPAL POSITION                                    OTHER ANNUAL   OPTIONS/    LTIP      ALL OTHER
         AT END OF 1993                  SALARY     BONUS    COMPENSATION     SARS     PAYOUTS   COMPENSATION
          FISCAL YEAR             YEAR     ($)     ($)(2)     ($)(3)(4)       ($)      ($)(5)     ($)(3)(6)
- --------------------------------  -----  -------   -------   ------------   --------   -------   ------------
VICTOR L. LUND                    1993   737,500   259,145        --            0      683,785      159,922
President and Chief               1992   656,666   351,885        --            0      343,835      188,763
Executive Officer                 1991   445,834   105,173        --            0      290,695           --
SCOTT BERGESON                    1993   340,000   119,470        --            0      157,188       78,146
Senior Vice President,            1992   340,000   182,194        --            0      233,419      116,707
Human Resources                   1991   340,000    80,207        --            0      238,000           --
LAWRENCE A. DEL SANTO             1993   495,834   174,228        --            0      407,932      107,339
Senior Executive Vice             1992   475,000   203,015        --            0            0       96,473
President and Chief               1991   470,192   221,797        --            0            0           --
Operating Officer -- Food
DAVID L. MAHER                    1993   433,333   152,266        --            0      381,809       84,048
Senior Executive Vice             1992   344,167   106,399        --            0      210,363       97,453
President and Chief               1991   312,500    43,467        --            0      169,194           --
Operating Officer -- Drug
L. S. SKAGGS                      1993   500,000   175,692        --            0      108,898      110,969
Chairman of the Board             1992   500,000   267,933        --            0      316,565      161,101
                                  1991   483,334   114,019        --            0      299,445           --

- ---------------

(1) Compensation deferred at the election of the executive, pursuant to the American Stores Retirement Estates 401(k) plan ("ASRE") and the Supplemental Executive Retirement Plan ("SERP"), is included in the year earned.

(2) The bonus amount is payable pursuant to the Company's Key Management Annual Incentive Plan described in the Compensation Committee Report on Executive and CEO Compensation on page 12 of this proxy statement. Cash bonuses for services rendered in fiscal years 1993, 1992 and 1991 have been listed in the year earned, and were generally paid in April of the following fiscal year.

(3) In accordance with the transitional provisions applicable to the rules of the SEC, information with respect to amounts of Other Annual Compensation and All Other Compensation for fiscal year 1991 has not been included.

(4) Perquisites and other personal benefits paid to each named executive officer in each instance aggregated less than $50,000 and, accordingly, are omitted from the table as permitted by the rules of the SEC. Additionally, there is no other annual compensation requiring disclosure.

(5) The LTIP payout amounts reported represent (a) amounts payable pursuant to the Company's Key Management Long-Term Performance Incentive Plan described in the Compensation Committee Report on Executive and CEO Compensation on page 12 of this proxy statement, and (b) the vested amount of the service component of the deferred cash incentive award earned under the Key Executive Stock

    Purchase Incentive Plan described in the Compensation Committee Report on Executive and CEO Compensation on page 13 of this proxy statement. The payout amounts pursuant to the Key Management Long-Term Performance Incentive Plan for services rendered in fiscal years 1993, 1992 and 1991 have been listed in the year earned, were generally paid in April of the following fiscal year and for 1993 were as follows for the named executive officers: Mr. Lund -- $135,082; Mr. Bergeson -- $74,883; Mr. Del
    Santo -- $106,145; Mr. Maher -- $80,022 and Mr. Skaggs -- $108,898. The
    vested amount of the service component is a deferred award that is payable at the end of the five-year performance cycle and the full amount of the deferred award, less applicable taxes, must be applied towards repayment of the Purchase Loan, also described on page 13. The amounts of the service award that vested during 1993 for the named executive officers are as follows: Mr. Lund -- $548,703; Mr. Bergeson -- $82,305; Mr. Del
    Santo -- $301,787; and Mr. Maher -- $301,787. Mr. Skaggs is not a participant in the Key Executive Plan.

(6) The compensation reported represents (a) Company contributions under ASRE,
    (b) Company contributions under SERP, and (c) the dollar value of Company paid insurance premiums for term life insurance for the executives. The amounts contributed by the Company during fiscal year 1993 to the executives' ASRE and SERP accounts, and the insurance premiums paid were as follows: Mr. Lund -- $23,372; $132,169; $4,381; Mr. Bergeson -- $23,372;
    $52,754; $2,020; Mr. Del Santo -- $23,372; $81,022; $2,945; Mr.
    Maher -- $23,372; $58,102; $2,574; and Mr. Skaggs -- $23,372; $87,498; $99.

     The following table shows information concerning the exercise of stock options by each of the named executive officers and the fiscal year end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                                                NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT FISCAL        IN-THE-MONEY OPTIONS/SARS
                                                 VALUE               YEAR END(#)              AT FISCAL YEAR END($)(4)
                            SHARES ACQUIRED     REALIZED    ------------------------------   ---------------------------
          NAME             ON EXERCISE(#)(1)     ($)(2)     EXERCISABLE   UNEXERCISABLE(3)   EXERCISABLE   UNEXERCISABLE
- -------------------------  -----------------   ----------   -----------   ----------------   -----------   -------------
Victor L. Lund...........        14,284        $  302,195       5,876          42,864         $   50,023    $    900,144
Scott Bergeson...........        80,000        $1,112,500      40,560          71,440         $  690,510    $    828,365
Lawrence A. Del Santo....             0                 0      60,568          93,728         $  841,928    $  1,860,788
David L. Maher...........         8,856        $  180,441       2,264          14,576         $   17,121    $    306,096
L. S. Skaggs.............             0                 0           0               0                  0               0

- ---------------

(1) Totals include the gross number of options exercised and do not exclude shares exercised as stock appreciation rights.

(2) Represents the average of the high and low value of the Company's common stock at date of exercise minus the exercise price.

(3) If a Change of Control (as defined in the stock options plan(s) under which the options were granted) were to occur before these options vest, the options would become immediately exercisable.

(4) Represents the difference between the closing price of the Company's Common Stock at 1993 fiscal year end ($21.25 per share) and the exercise price of the options.

     The following table provides information concerning cash-incentive awards made during fiscal year 1993 under the Company's 1993-1994-1995 Key Management Long-Term Performance Incentive Plan (the "93-94-95 LTIP"). Each award represents the right to receive an amount in cash for the three-year period ending February 3, 1996 based on earnings per share over the three-year period compared to the target established by the Compensation Committee. If earnings per share performance falls between the threshold level and the target level or between the target level and the maximum level then the amount of the award is prorated accordingly. Payments under the 93-94-95 LTIP will be made in April 1996 and will be reported in the Summary Compensation Table of the Company's 1996 Proxy Statement.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                               PERFORMANCE
                               NUMBER OF         OR OTHER             ESTIMATED FUTURE PAYOUTS UNDER
                             SHARES, UNITS     PERIOD UNTIL             NON-STOCK PRICE BASED PLANS
                               OR OTHER         MATURATION      -------------------------------------------
           NAME                RIGHTS(#)        OR PAYOUT       THRESHOLD($)   TARGET($)(1)   MAXIMUM($)(2)
- ---------------------------  -------------   ----------------   ------------   ------------   -------------
Victor L. Lund.............     --           February 3, 1996      0              149,167        522,083
Scott Bergeson.............     --           February 3, 1996      0               44,000        154,000
Lawrence A. Del Santo......     --           February 3, 1996      0               99,722        349,028
David L. Maher.............     --           February 3, 1996      0               88,889        311,111
L. S. Skaggs...............     --           February 3, 1996      0              100,000        350,000

- ---------------

(1) Target awards are 20% of the executive's average annual base salary over the three-year performance cycle. The target payout shown above assumes the executive's 1994 base salary remains unchanged through the remainder of the three-year performance cycle.

(2) The maximum attainable award is 70% of the executive's average annual base salary over the three-year performance cycle. The maximum payout shown above assumes the executive's 1994 base salary remains unchanged through the remainder of the three-year performance cycle.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE AND CEO COMPENSATION

     The SEC requires reporting companies to provide detailed information on compensation and benefits provided to their CEO and to the four most highly compensated executive officers whose annual base salary and bonus compensation was in excess of $100,000. Pursuant to these rules, the following report on executive and CEO compensation is submitted by the following members of the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"): Leon G. Harmon (Chairman), Henry I. Bryant, Louis H. Callister, Arden B. Engebretsen, James B. Fisher, L. Tom Perry and Barbara S. Preiskel. None of the Committee members is now or has been an employee of the Company, and the Committee members are ineligible to participate in any of the compensation plans that they administer. As permitted by law and the Company's Certificate of Incorporation, the Board has delegated to the Committee, among other duties, responsibility for establishing policies and making decisions relating to executive compensation. The Committee regularly reports to the Board on its activities, and decisions made by the Committee are ratified by the full Board.

     The Committee's report summarizes the Company's compensation policies for its executive officers and explains how the compensation plans are closely linked to the achievement of the Company's financial goals and to increases in the Company's stock price.

COMPENSATION PHILOSOPHY

     A primary objective of the Company is to increase shareholder value. A key element in achieving this objective is the Company's ability to attract and retain a core group of executive officers whose individual and combined efforts will provide the greatest likelihood of success. To this end, the Company and the Committee have applied the following principles in developing a compensation program applicable to all of the Company's and its subsidiaries' executive management, including the CEO:

     - Align the financial interests of the Company's executive officers more closely with those of the Company's shareholders by linking a significant percentage of the officers' total target compensation to the attainment of Company profitability and corporate goals.

     - Provide for each position competitive total target compensation at the median level based on industry, peer group and national surveys.

     - Annually review performance measures necessary to establish varying bonus levels to ensure consistency with the Company's overall strategic goals.

     - Create additional incentives to promote the long-term growth and financial success of the Company by encouraging and making it possible for executives to increase their ownership of the Company's Common Stock through the use of stock option and stock purchase plans that have been approved by the Company's shareholders.

The Committee determines and approves the compensation paid to the CEO and the executives named in the summary compensation table as well as the compensation paid to all other Company officers. Additionally, the Committee reviews the compensation paid to the officers of the Company's subsidiaries. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Lund), the Committee takes into account the views of Mr. Lund and other members of management and outside consultants to the extent deemed appropriate by the Committee.

     Pursuant to Section 162(m) of the Internal Revenue Code, enacted in 1993, publicly traded corporations will not be permitted to deduct compensation in excess of $1 million paid to the CEO and the four other most highly compensated executive officers for 1994 and thereafter, unless the compensation qualifies for an exception for "performance-based compensation." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Compensation Committee must certify that the performance goals were achieved before payments can be made. The Compensation Committee is currently studying the effect of this limitation on the Company's compensation programs and believes that it would be premature to take any action at this time, as the $1 million limitation is newly enacted, and the Internal Revenue Service has not yet promulgated final regulations interpreting it. It is not anticipated that compensation payable to any executive officer in 1994 would be non-deductible. The Committee will continue to address this issue when formulating compensation arrangements for executive officers.

RELATIONSHIP OF PAY TO PERFORMANCE UNDER COMPENSATION PLANS

     The Company uses industry, peer group and national surveys that are updated annually to establish target compensation grade levels for its CEO and executive officers that are based on median target compensation paid to individuals holding similar positions at other companies in the retail food and drug industries and companies of similar size. This comparison group includes some of the companies comprising the Peer Group Index described on page 14. The Committee uses the same criteria in establishing Mr. Lund's target compensation objective as it does in determining compensation for the Company's other executive officers. The cash compensation objective for executive officers and Mr. Lund consists of a base salary and an overall bonus target of 50% of the base salary (30% from the annual bonus plan and 20% from the long-term incentive plan). Thus, base salaries represent approximately 67% of the targeted cash compensation objective, and the combination of the annual and long-term incentive payments, which are based on sales and/or earnings of the Company or its subsidiaries, represent approximately 33% of the executive's targeted cash compensation objective.

     Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, considered in the context of the total compensation paid to individuals in similar positions at other companies in the retail food and drug industries and companies of similar size. Executives' base salaries are reviewed by the Committee on an annual basis and adjustments are determined by evaluating the performance of the Company (or a subsidiary) and of each executive officer. Changes in base salary also take into account changes in the responsibilities of executives. In September 1992, Mr. Lund was elected CEO and President, and at that time the Committee authorized an increase in Mr. Lund's salary to $750,000, effective April 1, 1993. The Committee believes that Mr. Lund's total compensation objective, including his base salary of $750,000, reflects the median compensation paid to CEOs of peer companies and companies of similar size and Mr. Lund's experience and qualifications for the position.

     The executive compensation program also includes two stock option plans and a stock purchase incentive plan. The performance features of these plans, together with the Company's annual and long-term incentive bonus plans, are described below.

  ANNUAL BONUS PLAN

     The Key Management Annual Incentive Plan is the Company's annual bonus program (the "Annual Plan") for executive officers and key management. At the beginning of each year, the Committee establishes minimum, target and maximum performance goals on which a bonus may be paid. The Annual Plan for 1993 was designed to provide an incentive for participants to focus on achieving and exceeding annual earnings goals. For Messrs. Lund, Bergeson, Del Santo, Maher, and Skaggs, these performance goals were based on earnings of the Company. The target performance goals approved by the Committee required achievement of earnings above the prior year's results. Individuals participating in the Annual Plan received an incentive award equal to a specified percentage of their average annual salary during the fiscal year. The target annual bonus for key executive officers was 30% of base salary, which corresponded to 20% of the executives' targeted cash compensation objective. The Committee determined the individual's percentage participation by the individual's job classification and responsibilities. In fiscal 1993, the Company exceeded its earnings target level. The bonus under the Annual Plan paid to Mr. Lund and the four executives in the summary compensation table represents 35% of each individual's average base compensation for fiscal year 1993.

  LONG-TERM PERFORMANCE INCENTIVE PLAN

     The Key Management Long-Term Performance Incentive Plan ("LTIP") is intended to focus attention prospectively on the Company's long-term results and reward achievement of the Company's long-term financial goals. Participation in LTIP, as determined by the Committee, is limited to key executives and officers who have a significant impact on the long-term results of the Company. LTIP performance cycles are three years in length, with a new three-year cycle starting every fiscal year. At the beginning of each cycle, the Committee sets specific performance criteria and establishes a minimum and a maximum range of performance on which a bonus will be paid. If the Company's performance meets the minimum performance criteria at the end of the three-year cycle, participants receive a cash payment. The degree of attainment of the Company's long-term performance goals determines the actual size of the participant's awards. Target awards are 20% of the participants' average annual base salary, which corresponds to 13% of the executives' targeted cash compensation objective over the three-year performance cycle. The performance measurement for bonus amounts payable under the 1991-1992-1993 LTIP was based on earnings per share for the three-year period, and the Company exceeded its target level by 1% for this LTIP cycle. The LTIP bonus paid to Mr. Lund and the four executives in the summary compensation table represents 22% of each individual's average base compensation for fiscal years 1991, 1992, and 1993.

  STOCK OPTION PLANS

     The Committee believes that stock option plans can serve as an effective incentive to the Company's executive officers and key employees to further the long-term growth and performance of the Company since the value of an option bears a direct relationship to the Company's stock price. The Committee administers the Company's stock option plans and determines the individuals to whom stock options, stock appreciation rights ("SARs") and restricted stock awards are granted. The Committee, however, does not grant stock options on a regular basis. The Committee did not grant any stock options, SARs or restricted stock awards to Mr. Lund or any of the other executives listed in the summary compensation table during 1993. Additionally, the Committee did not reprice any outstanding options or SARs during 1993.

  STOCK PURCHASE INCENTIVE PLAN

     During 1992, the Company's shareholders approved the Key Executive Stock Purchase Incentive Plan (the "Executive Plan"). The Executive Plan was developed in consultation with an outside compensation consultant after a review by the Committee and such consultant of the Company's existing compensation programs. The Executive Plan is intended to promote the long-term growth and financial success of the

Company by strengthening the links between the Company's management and its shareholders. The Executive Plan affords certain key executive officers of the Company and its subsidiaries the opportunity to significantly increase their ownership of the Company's Common Stock. The Executive Plan also offers the potential for substantial financial incentives (in addition to potential appreciation in the value of the Common Stock) based on continued service and long-term stock price performance, but in a manner that places such executive officers at risk in the event of poor Company performance. By having participants in the Executive Plan share in both the upside and downside potential inherent in stock ownership by purchasing Common Stock using full-recourse, interest-bearing loans, the Committee believes the Executive Plan incorporates an important element of investment risk that generally is not found in other executive incentive plans.

     During June 1992, under the Executive Plan, Mr. Lund, three of the executives named in the summary compensation table and certain other executive officers selected by the Committee received the rights to purchase a specified number of shares of the Company's Common Stock on June 16, 1992 at the average market price of the Common Stock on such date. Pursuant to the Executive Plan, the executive officers also received from the Company full-recourse, interest-bearing loans for the entire purchase price of the Common Stock. Each executive officer was required to pledge the Common Stock he or she purchased with the proceeds of the loan to secure such loan. The loans have an eight-year term and accrue interest at the rate of 7.04%, compounded annually. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Executive Plan, with the balance due at the maturity of the loan. Under the Executive Plan, Mr. Lund and three of the executives in the summary compensation table purchased the indicated amounts of Common Stock at a purchase price of $17.44 per share: Mr. Lund -- 400,000 shares; Mr.
Bergeson -- 60,000 shares; Mr. Del Santo -- 220,000 shares; and Mr.
Maher -- 220,000 shares. Due to Mr. Skaggs's current significant stock ownership, he was not selected by the Committee to participate in the Executive Plan.

     Participants in the Executive Plan are also eligible to receive a deferred cash incentive award (the "deferred award") which is generally payable at the end of a five-year performance cycle. In the case of the executives listed in the summary compensation table, the five-year performance cycle will end on June 16, 1997. One-half of the deferred award will be based on the executive officer's continued service with the Company during the performance cycle (the "service award"), while the other half will be based on the Company's Common Stock performance (including reinvested dividends) over the five-year performance cycle relative to shareholder returns for specified companies in the retail food and drug industry (the "performance award"). The maximum amount of the deferred award which can be earned by the executive officers is equal to the amount of the loan and accrued and unpaid interest. Any deferred award must be applied towards repayment of the loan. Certain deferred awards will be forfeited if, prior to the end of the five-year performance cycle, an executive officer sells shares purchased under the Executive Plan or the executive officer's service with the Company is terminated.

     Each executive officer will vest annually in a portion of the service award in an amount equal to a cumulative percentage of the outstanding loan balance at the time the service award is earned. The cumulative percentages for each year are as follows: first year -- 7 1/2%; second year -- 15%; third year -- 22 1/2%; fourth year -- 30%; and fifth year -- 50%. The service award may not exceed 50% of the loan balance. At the end of the Company's 1993 fiscal year, all of the executives listed in the summary compensation table who participated in the Executive Plan were vested in 7 1/2% of the service award, which amounts are included in the LTIP Payout Column of the Summary Compensation Table.

     The portion of the performance award earned as a percentage of the loan amount at the time the performance award is paid will vary depending upon the Company's total shareholder return versus shareholder returns of the members of the specified peer group, with no performance award earned if the Company's total shareholder return ranks below the 50th percentile of the peer group, and 100% of the performance award earned if the Company's total shareholder return is ranked in the 80th or higher percentile of the peer group. The performance award may not exceed 50% of the loan balance. For the period from June 16, 1992 through March 31, 1994, the Company's total shareholder return versus the members of the peer group ranked in the 88.9th percentile, and therefore 100% of the performance award would have been earned, which would be 50% of the loan balance, assuming such performance was maintained through the full five-year performance cycle. For a comparison of the Company's total shareholder return over the last five years with the peer group selected for comparison purposes under the Executive Plan, and a list of the members of the peer group, see pages 14 and 15. If the Company's Common Stock price declines from the market value on the day of the award, the loan balance may exceed the combined value of the stock and plan payments to participants after taxes, in which event the participants would be required to pay the remaining loan balance with personal funds.

  OTHER COMPENSATION PLANS

     The executive compensation program also includes other benefit plans that are generally available to employees of the Company, including a profit sharing/401(k) pension plan, a medical plan and a life insurance plan. The Company has not maintained a defined benefit pension plan for its employees since the end of 1984. Certain executive officers, including the executives listed in the summary compensation table, are eligible to participate in a supplemental executive retirement plan, which is a non-qualified plan intended to provide benefits where limitations are imposed upon Company contributions to certain employees due to limits under the Federal tax laws. Except for the Company's profit sharing/401(k) pension plan, none of the foregoing plans are tied to Company performance. The Committee believes these plans are comparable to other companies in the food and drug industries and companies of similar size.

CONCLUSION

     Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The adoption of the Executive Plan by the Company in 1992, which was approved by the shareholders at the 1992 annual meeting, was a significant step in further strengthening the link between executive pay and Company stock price performance. The Committee intends to continue the policy of linking executive compensation to corporate performance and return to shareholders.

     Submitted by the Compensation and Stock Option Committee of the Board of Directors of the Company.

                                    Leon G. Harmon, Chairman
                Henry I. Bryant                              James B. Fisher
                Louis H. Callister                           L. Tom Perry
                Arden B. Engebretsen                         Barbara S. Preiskel

AMERICAN STORES COMPANY STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S & P Composite-500 Stock Index and a group of nine publicly-traded retail food and/or drug companies, which include The Great Atlantic & Pacific Tea Company, Inc., Albertson's, Inc., The Kroger Co., Longs Drug Stores Corporation, Safeway Inc., Smith's Food & Drug Centers, Inc., The Vons Companies, Inc., Walgreen Co., and Winn-Dixie Stores, Inc. (the "Peer Group Index") for the five-year fiscal period ended January 30, 1994. The companies in the peer group are the same as those used in calculating the performance awards under the Company's Key Executive Stock Purchase Incentive Plan. Comparisons are based on the assumption that the value of the investment on January 28, 1989 in the Company's Common Stock, the securities comprising the S & P Composite-500 Stock Index, and the Peer Group Index, was $100 and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
               AMERICAN STORES COMPANY COMMON, S&P COMPOSITE-500
                              & PEER GROUP INDICES

 MEASUREMENT PERIOD                                            AMERICAN
(FISCAL YEAR COVERED)          PEER GROUP       S&P 500         STORES
     1/27/89                    $100.00         $100.00         $100.00
     2/ 2/90                     126.80          116.47          102.13
     2/ 1/91                     159.51          125.19          111.53
     1/31/92                     181.86          153.94          118.83
     1/29/93                     224.41          170.21          160.31
     1/28/94                     231.34          190.86          159.53

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bryant, a member of the Company's Board of Directors and its Compensation and Stock Option Committee, is the Managing Director of the Financial Institutions Group in the Corporate Finance unit of J. P. Morgan & Co. Incorporated ("J. P. Morgan"). In connection with the acquisition of Lucky Stores, Inc. in 1988, the Company entered into an agreement (the "Credit Agreement") with a group of commercial banks including Morgan Guaranty Trust Company of New York, a wholly-owned subsidiary of J. P. Morgan, as agent bank and a lender under the Credit Agreement. During the 1993 fiscal year, the Company paid fees to J. P. Morgan Securities Inc., another wholly-owned subsidiary of J. P. Morgan, as an agent for the Company's $250 million of Medium-Term Notes, Series A, the net proceeds of which were used to reduce indebtedness under the Credit Agreement.

OTHER INFORMATION PERTAINING TO DIRECTORS AND EXECUTIVE OFFICERS

     Mr. Lawrence A. Del Santo is the Senior Executive Vice President and Chief Operating Officer -- Food of the Company and the former Chairman of the Board and Chief Executive Officer of Lucky Stores, Inc. ("Lucky"), a subsidiary of the Company acquired in 1988. Lucky and Mr. Del Santo entered into a compensation agreement on March 27, 1985 (the "Deferred Agreement"). Under the Deferred Agreement, the right to payment is conditioned on Mr. Del Santo's rendering certain services to Lucky (generally, full-time employment until age 60 or earlier death, and availability as a consultant to Lucky after retirement) and on Mr. Del Santo's not engaging in activities competitive with the business of Lucky. Mr. Del Santo's Deferred Agreement provides for ten annual payments of $35,000 per year, with payments to begin upon cessation of employment. Upon Mr. Del Santo's death, payments may be made to a designated beneficiary until the aggregate amount paid reaches $225,000. Upon the Company's acquisition of Lucky in 1988, Mr. Del Santo and the Company amended the Deferred Agreement to provide that, upon leaving employment, Mr. Del Santo will be entitled to receive a lump sum payment of the then present value of the future stream of payments to which he would be entitled.

     From June 1991 through June 1992, Mr. Michael T. Miller was the President of Jewel Osco Southwest, Inc. ("Jewel Osco"), one of the Company's primary operating subsidiaries. In connection with the sale in April 1992 of the majority of the Jewel Osco assets to Albertson's, Inc., Jewel Osco entered into an extended employment and separation agreement with Mr. Miller. Pursuant to the terms of the agreement, Mr. Miller resigned from his position as President of Jewel Osco and began an extended employment status that expires on December 31, 1995. During the term of the agreement, Mr. Miller performs such services as the Company may request in connection with its business. The agreement provides that the Company will pay to Mr. Miller as compensation during the term of the agreement the amount of $8,976.00 per month. The agreement also entitles Mr. Miller to participate in all benefit programs available to executive officers of the Company during the term of the agreement, except long-term disability. The agreement requires Mr. Miller, until January 1, 1997, to refrain from performing part-time or full-time services in any capacity for any competitor of the Company or any of its subsidiaries without the Company's prior written consent, to keep confidential non-public information he became familiar with as a result of his employment, and to refrain from attempting to induce employees of the Company or its subsidiaries to resign without the Company's prior written consent.

     On September 22, 1992, the Company entered into an extended employment agreement with Mr. J. L. Scott, who has served as a director of the Company since 1987 and who has held various officer positions with the Company, most recently as Co-Chief Executive Officer and President. Mr. Scott's agreement expired on January 31, 1994. The agreement was entered into to ensure an orderly transition of authority from Mr. Scott, upon the termination of his active employment, to the Company's new Chief Executive Officer and President, and to retain the benefit of Mr. Scott's experience and knowledge as an internal advisor and as a member of the Board of Directors of the Company. Pursuant to the Agreement, Mr. Scott resigned his position as Co-Chief Executive Officer and President and entered into an extended employment status as a regular and continuing consultant employee of the Company. The Agreement provided that the Company pay to Mr. Scott as compensation during the term of the agreement the amount of $4,000.00 per month, and long-term incentive plan payments based on actual results under plans in effect during his employment, which amounted to $522,522 paid in April 1993 and $116,239 in April 1994. Additionally, Mr. Scott received a lump sum payment of $1,152,000 in December 1992 and his previously granted but unvested stock options vested at that time. The agreement also entitled Mr. Scott to participate in all benefit programs available to executive officers of the Company during the term of the agreement, except long-term disability. The agreement required Mr. Scott, through January 31, 1995, to refrain from performing part-time or full-time services in any capacity for any competitor of the Company or any of its subsidiaries without the Company's prior written consent, to keep confidential non-public information he became familiar with as a result of his employment, and to refrain from attempting to induce employees of the Company or its subsidiaries to resign without the Company's prior written consent.

     During 1992, Mr. Lund, three of the other executives in the summary compensation table and certain other executive officers received full-recourse, interest bearing loans for the entire purchase price of Common Stock of the Company they purchased pursuant to the terms of the Executive Plan described on page 13. The loans have an eight-year term and accrue interest at the Applicable Federal Rate for eight-year loans with interest compounded annually, as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect on the Purchase Date. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Executive Plan, with the balance due at the maturity of the loan. The proceeds of the deferred cash incentives awarded during the five-year performance cycle under the Executive Plan must also be applied to prepay the loans. Following such prepayment, the balance of the loans at the end of the five-year performance cycle, together with accrued and unpaid interest thereon, will be payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. The payment of the loan will be accelerated if an executive officer's service is terminated during the performance cycle for any reason other than retirement or following a change of control, and the loan will generally become due on the 120th day after termination of service. In the event of retirement or a change of control, the loan must be repaid over a three-year period. The loan may also be prepaid at any time at the executive officer's option. On June 16, 1992, Mr. Lund and three of the other executives in the summary compensation table received loans in the indicated amounts: Mr.
Lund -- $6,975,000; Mr. Bergeson -- $1,046,250; Mr. Del Santo -- $3,836,250; and
Mr. Maher -- $3,836,250. As of January 29, 1994, the aggregate outstanding balance of loans made pursuant to the Executive Plan was $42,558,897, which includes accrued, unpaid interest. The largest aggregate amount outstanding during the fiscal year was $42,585,368.

PROPOSAL 2 -- AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors proposes and recommends that the shareholders adopt an amendment to Section 4.01 of Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 200,000,000 to 325,000,000. The proposed amendment would not change the terms of the Common Stock.

     On March 21, 1994, the Board of Directors unanimously approved resolutions declaring such amendment advisable. If approved by the shareholders, Section
4.01 of Article FOURTH will read in its entirety as follows:

          4.01 The total number of shares of all classes of stock which the Corporation shall have authority to issue is 335,000,000, consisting of (a) 325,000,000 shares of Common Stock, par value $1 per share ("Common Stock"), and (b) 10,000,000 shares of Preferred Stock, par value $1 per share ("Preferred Stock").

     At its March 21, 1994 meeting, the Board of Directors declared a two-for-one stock split, entitling each holder of Common Stock to receive one additional share of Common Stock for each share of Common Stock held of record. The record date for the stock split was April 7, 1994, and the distribution date was April 21, 1994. A shareholder's equity interest in the Company or other relative rights or interests did not change as a result of the Common Stock split because each shareholder received additional shares of Common Stock in direct proportion to his or her holdings at the record date.

     Prior to the stock split, there were 200,000,000 shares of Common Stock authorized, of which 71,356,897 shares of Common Stock were issued and outstanding, exclusive of 914,181 shares of Common Stock held in the Company's treasury. Accordingly, there remained 127,728,922 shares of Common Stock available for issuance, of which 7,128,975 shares have been reserved for issuance in connection with the Company's stock purchase, stock option and stock award plans, and its 7 1/4% Convertible Subordinated Notes. Following the stock split, there were 142,713,794 shares of Common Stock issued and outstanding, exclusive of 1,828,362 shares of treasury stock, leaving only 55,457,844 shares of Common Stock available for issuance.

     The Board of Directors believes that it is desirable and in the best interest of the Company and its shareholders that the number of authorized but unissued shares of Common Stock be increased so that approximately the same proportionate number of authorized but unissued shares will be available for issuance following the stock split as there were prior to the stock split. The Board of Directors believes that it is desirable to have authorized but unissued shares of Common Stock available for proper corporate purposes, including, without limitation, the raising of additional capital, stock dividends or splits, acquisitions, and issuance pursuant to stock option or other employee benefit or incentive compensation plans. If authorization of any increase in the Common Stock is postponed until a specific need arises, the delay and expense incident to obtaining the approval of shareholders at that time could impair the Company's ability to meet its objectives. There are currently no plans for, or negotiations relating to, any issuance of Common Stock, except in connection with the Company's stock purchase, stock option and stock award plans, and its 7 1/4% Convertible Subordinated Notes.

     If the proposed amendment to Article FOURTH is approved, the additional shares of Common Stock (as well as the existing authorized but unissued shares of Common Stock and Preferred Stock) would be available for issuance without further action by the shareholders, unless otherwise required by applicable law or by the rules of any stock exchange on which the Company's securities are listed. The New York Stock Exchange, on which the Common Stock of the Company is listed, currently requires shareholder approval as a prerequisite for listing Common Stock to be issued in any transaction or series of related transactions, other than a public offering for cash, if the Common Stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or if the issuance will result in a change of control.

     The additional shares of Common Stock would be identical to the Common Stock currently outstanding. No shareholder has any preemptive rights, and issuance of the additional (as well as the existing authorized but unissued) Common Stock could dilute the voting rights of present holders of Common Stock. It is possible, depending upon the type of transaction in which Common Stock is issued, that issuance of such

Common Stock could have a dilutive effect on shareholders' equity and earnings per share attributable to present holders.

     The additional shares of Common Stock (as well as the existing authorized but unissued shares of Common Stock and Preferred Stock) could also be used to impede an unsolicited bid for control of the Company which the Board of Directors believed was not in the best interests of the Company and its shareholders. The availability of the additional Common Stock as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the proposed amendment to Article FOURTH, and the Board is not aware of any effort to obtain control of the Company.

     The affirmative vote of a majority of the outstanding Common Stock is required for approval of the proposed amendment to the Restated Certificate of Incorporation.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

PROPOSAL 3 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Ernst & Young, Independent Certified Public Accountants, to audit the records of the Company for the fiscal year ending January 28, 1995. This selection is subject to ratification by the shareholders. A representative of Ernst & Young will be present at the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions. Ernst & Young is the Company's independent certified public accountant for the fiscal year ended January 29, 1994.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

SHAREHOLDERS' PROPOSALS FOR 1995 ANNUAL MEETING

     Any proper shareholder proposal to be included in the Company's Proxy Statement for the 1995 Annual Meeting of Shareholders must be received by the Company no later than December 30, 1994 and should be sent to the Secretary, American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447 or 709 East South Temple, Salt Lake City, Utah 84102.

METHOD OF PROXY SOLICITATION

     The Company has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies. For these services, the Company will pay a fee of $8,000 plus out-of-pocket expenses. The expense of soliciting proxies will be borne by the Company. Solicitation of proxies may also be made by directors, officers, and regularly engaged employees of the Company, without additional compensation therefor.

OTHER MATTERS

     The Annual Meeting is called for those purposes set forth in the Notice of Annual Meeting of Shareholders and for the transaction of such other business as may properly come before the meeting. Management presently knows of no other business which may be presented at the Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment.

     It is important that all proxies be returned promptly to American Stores Company, c/o First Chicago Trust Company of New York, P.O. Box 8187, Edison, New Jersey 08818 or American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447. Proxies are revocable at any time prior to the exercise thereof by written notice to the Secretary. A proxy may also be revoked if the shareholder attends the meeting and elects to vote in person. Therefore, shareholders are urged to mark, sign, date and mail the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.

PROXY
                           AMERICAN STORES COMPANY
         This Proxy is Solicited on Behalf of the Board of Directors
                   for the Annual Meeting on June 21, 1994

The undersigned hereby constitutes and appoints Teresa Beck, Donald B. Holbrook, Kathleen E. McDermott and each of them, his/her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of AMERICAN STORES COMPANY to be held at 10:00 AM, local time on June 21, 1994, at the Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah, and at any postponements or adjournments thereof, on all matters coming before such meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign this card on the reverse and return it to the Company.

                         (change of address/comments)

                         ____________________________
                         ____________________________
                         ____________________________
                         ____________________________

                                                               SEE REVERSE
                                                                   SIDE

   /X/  Please mark your
        votes as in this
        example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposals 2 and 3.


      The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.  Election of Directors.

                          FOR  / /     WITHHELD  / /

Nominees for Directors: Fernando R. Gumucio, Leon G. Harmon, John E. Masline,
                        L.S. Skaggs, Arthur K. Smith

For, except vote withheld from the following nominee(s):

____________________________________________________________

2. Approval of Ernst & Young, independent certified public accountants, to audit the accounts and records of the Company for the fiscal year ending January 28, 1995.

                   FOR  / /    AGAINST  / /    ABSTAIN  / /

3. Proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

                   FOR  / /    AGAINST  / /    ABSTAIN  / /

4. In their discretion upon such other matters as may properly come before the meeting.

I PLAN TO ATTEND THE 1994 ANNUAL MEETING       / /

CHANGE OF ADDRESS/COMMENTS ON REVERSE SIDE     / /

SIGNATURE(S)  __________________________ DATE __________________ 1994

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.